Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Second Quarter 2019 Financial Results

Global retail sales growth of 5.1%, or 8.4% excluding foreign currency impact

U.S. same store sales growth of 3.0%

International same store sales growth of 2.4%

Global net store growth of 200

Diluted EPS up 23.0% to $2.19

ANN ARBOR, Michigan, July 16, 2019: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the second quarter, comprised of growth in global retail sales and earnings per share. Global retail sales increased 5.1% in the second quarter, or 8.4% without the negative impact of changes in foreign currency exchange rates. U.S. same store sales grew 3.0% during the quarter versus the prior year quarter, continuing the positive sales momentum in the Company’s U.S. business. The international division also posted positive results, with same store sales growth of 2.4% during the quarter. The second quarter marked the 102nd consecutive quarter of international same store sales growth and the 33rd consecutive quarter of U.S. same store sales growth. The Company had second quarter global net store growth of 200 stores, comprised of 42 net new U.S. stores and 158 net new international stores.

Diluted EPS was $2.19 for the second quarter of 2019, up 23.0% over the prior year quarter and up 19.0% over the prior year quarter diluted EPS, as adjusted(1).

On July 10, 2019, the Company’s Board of Directors declared a $0.65 per share quarterly dividend for shareholders of record as of September 13, 2019 to be paid on September 30, 2019.

“It was a good second quarter, particularly for global unit growth, as we continue to seek balanced retail sales growth through the blend of same store sales and store growth,” said Ritch Allison, Domino’s Chief Executive Officer. “As a work-in-progress brand, we are constantly striving to improve in needed areas, execute our long-term strategy and build toward Dominant #1—a goal I continue to feel we are built to achieve.”

Second Quarter 2019 Highlights:

(dollars in millions, except per share data)	Second Quarter of 2019	Second Quarter of 2018	Two Fiscal Quarters of 2019	Two Fiscal Quarters Of 2018
Net income	$92.4	$77.4	$185.0	$166.2
Weighted average diluted shares	42,236,507	43,582,996	42,219,649	43,981,253
Diluted EPS	$2.19	$1.78	$4.38	$3.78
Items affecting comparability (1)	—	0.07	—	0.07

Diluted EPS, as adjusted (1)	$2.19	$1.84	$4.38	$3.85

(1)

Refer to the Financial Results Comparability section on page three and the Comments on Regulation G section on page four for additional details. Diluted EPS, as adjusted, figures may not sum to the total due to the rounding of each individual calculation.

•

Revenues increased $32.2 million, or 4.1%, in the second quarter of 2019. This increase was primarily due to an increase in worldwide store counts during the trailing four quarters as well as U.S. and international same store sales growth, resulting in higher supply chain and global franchise revenues. The increase in international franchise revenues was partially offset by the negative impact of changes in foreign currency exchange rates. These increases were partially offset by a decrease in U.S. Company-owned store revenues due to the previously announced sale of 59 U.S. Company-owned stores to existing U.S. franchisees in the second quarter of 2019 (the “Second Quarter Store Sale”).

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Domino’s Pizza: Q2 2019 Earnings Release, Page Two

•

Net Income increased $15.0 million, or 19.3%, in the second quarter of 2019. This increase was primarily driven by higher royalty revenues from U.S. and international franchised stores and higher supply chain volumes. Higher tax benefits from equity-based compensation as compared to the prior year quarter also positively impacted net income. Lower net interest expense in the second quarter of 2019 further benefited net income as a result of $3.3 million of incremental interest expense recorded in the second quarter of 2018 as part of the Company’s 2018 recapitalization transaction (see the Financial Results Comparability section on page three). These increases in net income were partially offset by higher general and administrative expenses, primarily due to a $2.4 million pre-tax loss from the Second Quarter Store Sale.

•

Diluted EPS was $2.19 for the second quarter of 2019 versus $1.78 in the second quarter of 2018, which represents an increase of 23.0%. Diluted EPS was $2.19 for the second quarter of 2019 versus diluted EPS, as adjusted, of $1.84 in the second quarter of 2018, which represents an increase of 19.0%. The increase in diluted EPS was driven by higher net income, as well as lower diluted share count, primarily as a result of the Company’s share repurchases made during the trailing four quarters. (See the Financial Results Comparability section on page three and the Comments on Regulation G section on page four for additional details).

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Second Quarter of 2019	Second Quarter of 2018
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	+ 2.1%	+ 5.1%
U.S. franchise stores (1)	+ 3.1%	+ 7.0%

U.S. stores	+ 3.0%	+ 6.9%

International stores (excluding foreign currency impact)	+ 2.4%	+ 4.0%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 6.8%	+11.4%
International stores	+ 3.5%	+13.8%

Total	+ 5.1%	+12.6%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 6.8%	+11.4%
International stores	+ 9.8%	+10.6%

Total	+ 8.4%	+11.0%

(1)

During the second quarter of 2019, the Company sold 59 U.S. Company-owned stores to certain of its existing U.S. franchisees. The same store sales growth for these stores is reflected in U.S. franchise stores in the second quarter of 2019.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at March 24, 2019	392	5,511	5,903	10,211	16,114
Openings	1	44	45	171	216
Closings	(1)	(2)	(3)	(13)	(16)
Transfers	(59)	59	—	—	—

Store count at June 16, 2019	333	5,612	5,945	10,369	16,314

Second quarter 2019 net store growth (2)	—	42	42	158	200

Trailing four quarters net store growth (2)	8	245	253	939	1,192

(2)

Net store growth does not include the effect of transfers. In the second quarter of 2019, the Company sold 59 U.S. Company-owned stores to certain of its existing U.S. franchisees. In the third quarter of 2018, the Company sold 12 U.S. Company-owned stores to a U.S. franchisee.

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Domino’s Pizza: Q2 2019 Earnings Release, Page Three

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2019 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 9336458. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in our capital structure, our effective tax rate, adoption of new accounting guidance and other factors. Our recapitalization transactions have resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of the Company’s common stock have reduced our weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between 2019 and 2018 financial results. Management believes that including such information is critical to an understanding of the Company’s financial results for the second quarter of 2019 and the two fiscal quarters of 2019 as compared to the same periods in 2018 (refer to the Comments on Regulation G section on page four for additional details).

	Second Quarter			Two Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2018 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(532)	$(411)	$(0.01)	$(532)	$(411)	$(0.01)
Interest expense (2)	(142)	(110)	—	(142)	(110)	—
Debt issuance cost write-off (3)	(3,164)	(2,446)	(0.06)	(3,164)	(2,446)	(0.06)

Total of 2018 items	$(3,838)	$(2,967)	$(0.07)	$(3,838)	$(2,967)	$(0.07)

(1)

Represents legal, professional and administrative fees incurred in connection with the Company’s 2018 recapitalization in which certain of the Company’s subsidiaries issued notes pursuant to an asset-backed securitization (the “2018 Recapitalization”). The notes consisted of $425.0 million of Series 2018-1 4.116% Fixed Rate Senior secured Notes, Class A-2-I and $400.0 million of Series 2018-1 4.328% Fixed Rate Senior Secured Notes, Class A-2-II (collectively, the “2018 Notes”).

(2)

Represents interest expense the Company incurred on its 2015 five-year fixed rate notes subsequent to the closing of the 2018 Recapitalization but prior to the repayment of the 2015 five-year fixed rate notes, resulting in the payment of interest on both the 2015 five-year fixed rate notes and 2018 Notes for a short period of time.

(3)	Represents the write-off of debt issuance costs related to the extinguishment of the 2015 five-year fixed rate notes in connection with the Company’s 2018 Recapitalization.

Share Repurchases

During the second quarter of 2019, the Company repurchased and retired 12,295 shares of its common stock under its Board of Directors-approved open market share repurchase program for approximately $3.3 million, or an average price of $269.14 per share. As of June 16, 2019, the end of the second quarter, the Company’s total remaining authorized amount for share repurchases was approximately $147.3 million.

Liquidity

As of June 16, 2019, the Company had approximately:

•	$108.3 million of unrestricted cash and cash equivalents;

•	$3.45 billion in total debt; and

•	$126.9 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $48.1 million.

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Domino’s Pizza: Q2 2019 Earnings Release, Page Four

Net cash provided by operating activities was $201.6 million during the two fiscal quarters of 2019. The Company invested $25.7 million in capital expenditures during the two fiscal quarters of 2019. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $175.8 million during the two fiscal quarters of 2019 (refer to Comments on Regulation G section below for additional details).

(in thousands)	Two Fiscal Quarters of 2019
Net cash provided by operating activities	$201,553
Capital expenditures	(25,708)

Free cash flow	$175,845

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. Global retail sales growth is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. Global retail sales growth, excluding foreign currency impact is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

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Domino’s Pizza: Q2 2019 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 16,300 stores in over 85 markets. Domino’s had global retail sales of over $13.5 billion in 2018, with nearly $6.6 billion in the U.S. and more than $6.9 billion internationally. In the second quarter of 2019, Domino’s had global retail sales of over $3.2 billion, with over $1.6 billion in the U.S. and over $1.6 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the second quarter of 2019. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2018 from digital channels. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s HotSpots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery, and in June 2019 announced a partnership with Nuro, furthering its exploration and testing of autonomous pizza delivery.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

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Domino’s Pizza: Q2 2019 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy and consumer protection; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q2 2019 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 16, 2019	% of Total Revenues	June 17, 2018	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$105,001		$118,795
U.S. franchise royalties and fees	95,594		87,418
Supply chain	467,577		440,917
International franchise royalties and fees	54,975		51,337
U.S. franchise advertising	88,500		80,929

Total revenues	811,647	100.0%	779,396	100.0%

Cost of sales:
U.S. Company-owned stores	80,366		91,976
Supply chain	414,610		393,840

Total cost of sales	494,976	61.0%	485,816	62.3%

Operating margin	316,671	39.0%	293,580	37.7%

General and administrative	89,248	11.0%	86,506	11.1%
U.S. franchise advertising	88,500	10.9%	80,929	10.4%

Income from operations	138,923	17.1%	126,145	16.2%
Interest expense, net	(32,944)	(4.0)%	(34,948)	(4.5)%

Income before provision for income taxes	105,979	13.1%	91,197	11.7%
Provision for income taxes	13,620	1.7%	13,789	1.8%

Net income	$92,359	11.4%	$77,408	9.9%

Earnings per share:
Common stock – diluted	$2.19		$1.78

Domino’s Pizza: Q2 2019 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 16, 2019	% of Total Revenues	June 17, 2018	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$228,451		$239,981
U.S. franchise royalties and fees	192,302		176,908
Supply chain	939,677		880,980
International franchise royalties and fees	109,559		103,758
U.S. franchise advertising	177,621		163,140

Total revenues	1,647,610	100.0%	1,564,767	100.0%

Cost of sales:
U.S. Company-owned stores	175,906		185,014
Supply chain	832,744		786,308

Total cost of sales	1,008,650	61.2%	971,322	62.1%

Operating margin	638,960	38.8%	593,445	37.9%

General and administrative	178,912	10.9%	170,684	10.9%
U.S. franchise advertising	177,621	10.8%	163,140	10.4%

Income from operations	282,427	17.1%	259,621	16.6%
Interest expense, net	(67,305)	(4.0)%	(64,754)	(4.1)%

Income before provision for income taxes	215,122	13.1%	194,867	12.5%
Provision for income taxes	30,113	1.9%	28,632	1.9%

Net income	$185,009	11.2%	$166,235	10.6%

Earnings per share:
Common stock – diluted	$4.38		$3.78

Domino’s Pizza: Q2 2019 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 16, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$108,259	$25,438
Restricted cash and cash equivalents	152,713	166,993
Accounts receivable, net	182,904	190,091
Inventories	44,281	45,975
Prepaid expenses and other	37,578	25,710
Advertising fund assets, restricted	117,712	112,744

Total current assets	643,447	566,951
Property, plant and equipment, net	214,135	234,939
Operating lease right-of-use assets	211,204	—
Other assets	108,381	105,495

Total assets	$1,177,167	$907,385

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,919	$35,893
Accounts payable	82,456	92,546
Operating lease liabilities	30,156	—
Advertising fund liabilities	113,416	107,150
Other accrued liabilities	150,959	144,154

Total current liabilities	412,906	379,743
Long-term liabilities:
Long-term debt, less current portion	3,414,988	3,495,691
Operating lease liabilities	188,305	—
Other accrued liabilities	65,254	71,872

Total long-term liabilities	3,668,547	3,567,563
Total stockholders’ deficit	(2,904,286)	(3,039,921)

Total liabilities and stockholders’ deficit	$1,177,167	$907,385

Domino’s Pizza: Q2 2019 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 16, 2019	June 17, 2018
Cash flows from operating activities:
Net income	$185,009	$166,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,850	23,310
Loss on sale/disposal of assets	2,829	519
Amortization of debt issuance costs	2,198	5,469
Provision for deferred income taxes	2,276	1,484
Non-cash compensation expense	8,589	11,443
Excess tax benefits from equity-based compensation	(18,446)	(15,318)
Other	550	111
Changes in operating assets and liabilities	(10,713)	(50,165)
Changes in advertising fund assets and liabilities, restricted	1,411	11,624

Net cash provided by operating activities	201,553	154,712

Cash flows from investing activities:
Capital expenditures	(25,708)	(37,290)
Proceeds from sale of assets	8,161	323
Maturities of advertising fund investments, restricted	15,152	29,007
Purchases of advertising fund investments, restricted	—	(35,152)
Other	(132)	(672)

Net cash used in investing activities	(2,527)	(43,784)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	905,000
Repayments of long-term debt and finance lease obligations	(82,886)	(586,133)
Proceeds from exercise of stock options	9,290	5,206
Purchases of common stock	(11,453)	(320,067)
Tax payments for restricted stock upon vesting	(2,567)	(2,318)
Payments of common stock dividends and equivalents	(26,680)	(23,538)
Cash paid for financing costs	—	(8,207)

Net cash used in financing activities	(114,296)	(30,057)

Effect of exchange rate changes on cash	111	(132)

Change in cash and cash equivalents, restricted cash and cash equivalents	84,841	80,739

Cash and cash equivalents, beginning of period	25,438	35,768
Restricted cash and cash equivalents, beginning of period	166,993	191,762
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	44,988	27,316

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	237,419	254,846

Cash and cash equivalents, end of period	108,259	157,788
Restricted cash and cash equivalents, end of period	152,713	144,970
Cash and cash equivalents included in advertising fund assets, restricted, end of period	61,288	32,827

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$322,260	$335,585

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